Exhibit 99.1

NEWS RELEASE April 24, 2017

Contacts: Dan Schlanger, CFO
Son Nguyen, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS FIRST QUARTER 2017 RESULTS AND RAISES OUTLOOK FOR FULL YEAR 2017

April 24, 2017 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the quarter ended March 31, 2017.
"Given the expected substantial increase in mobile data demand over the coming years, we are excited about the opportunities for growth we see as a result of our position as a leading provider of wireless infrastructure in the US," stated Jay Brown, Crown Castle’s Chief Executive Officer. "Our tower business continues to see steady levels of activity in the short term. Over the longer term, we believe there is an extended runway of growth driven by positive industry developments, including the deployment of FirstNet and spectrum from the recently completed incentive auction. In our small cells business, our contracted pipeline has reached record levels, with nearly 25,000 nodes expected to be installed over the next 18 to 24 months, reflecting the confidence our customers have in our ability to assist in deploying their wireless networks. Once completed, this pipeline will double the number of small cell nodes we have installed to date. To prepare for this anticipated level of activity, we continue to invest in assets supporting our small cell deployments, such as our recently announced agreement to acquire Wilcon, as well as our node installation capabilities, including the hiring of additional employees. As we scale our organization to increase production toward our goal of 10,000 nodes per year, we will incur additional costs that have been reflected in our full year 2017 Outlook. We believe these investments will allow us to extend our position as a leading provider of wireless infrastructure while generating attractive returns on our investments and delivering sustained growth in dividends per share."

RESULTS FOR THE QUARTER
The table below sets forth select financial results for the three month period ended March 31, 2017. For further information, refer to the financial statements and non-GAAP and other calculation reconciliations included in this press release.

(in millions)	Actual				Midpoint Q1 2017 Outlook(b)	Actual Compared to Outlook
	Q1 2017	Q1 2016	Change	% Change
Site rental revenues	$857	$799	+$58	7%	$854	+$3
Site rental gross margin	$592	$547	+$45	8%	$589	+$3
Net income (loss)	$119	$48	+$71	148%	$98	+$21
Adjusted EBITDA(a)	$581	$539	+$42	8%	$578	+$3
AFFO(a)	$450	$395	+$55	14%	$443	+$7
Weighted-average common shares outstanding - diluted	362	335	+27	8%	361	+1
Note: Figures may not tie due to rounding.

(a)	See reconciliation of this non-GAAP financial measure to net income (loss) included herein.

(b)	As issued on January 25, 2017.

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HIGHLIGHTS FROM THE QUARTER

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Site rental revenues. Site rental revenues grew approximately 7%, or $58 million, from first quarter 2016 to first quarter 2017, inclusive of approximately $34 million in Organic Contribution to Site Rental Revenues plus $40 million in contributions from acquisitions and other items, less a $16 million reduction in straight-line revenues. The $34 million in Organic Contribution to Site Rental Revenues represents approximately 4% growth, comprised of approximately 8% growth from new leasing activity and contracted tenant escalations, net of approximately 4% from tenant non-renewals.

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Capital expenditures and acquisitions. Capital expenditures during the quarter were approximately $262 million, comprised of approximately $21 million of land purchases, approximately $16 million of sustaining capital expenditures and approximately $225 million of revenue generating capital expenditures. During the quarter, Crown Castle also closed on its previously announced acquisition of FiberNet for approximately $1.5 billion.

•
Common stock dividend. During the quarter, Crown Castle paid common stock dividends of approximately $348 million in the aggregate, or $0.95 per common share, an increase of approximately 7% on a per share basis compared to the same period a year ago.

•
Financing activities. In January, Crown Castle issued $500 million in aggregate principal amount of senior unsecured notes and increased the size of its existing term loan facility by $500 million. Proceeds from both transactions were used to refinance existing debt. Further, Crown Castle extended the maturity of its existing revolving credit and term loan facilities from January 2021 to January 2022.

"The first quarter marked another strong quarter of execution as we exceeded the high end of our guidance for site rental revenues, site rental gross margin, Adjusted EBITDA and AFFO," stated Dan Schlanger, Crown Castle's Chief Financial Officer. "Driven by the strong results from the first quarter and expected continued healthy leasing activity across both towers and small cells, we are increasing our full year 2017 Outlook. We believe the strength of our business, our flexible capital structure and our low cost of capital position us to continue to deliver consistent growth while allowing us to pursue attractive growth opportunities that we believe will drive long-term growth in dividends per share."

The Foundation for a Wireless World.
CrownCastle.com

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OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current Outlook for second quarter 2017 and full year 2017:

(in millions)	Second Quarter 2017			Full Year 2017
Site rental revenues	$866	to	$871	$3,473	to	$3,503
Site rental cost of operations	$275	to	$280	$1,071	to	$1,101
Site rental gross margin	$589	to	$594	$2,387	to	$2,417
Net income (loss)	$90	to	$110	$427	to	$477
Adjusted EBITDA(a)	$584	to	$589	$2,372	to	$2,402
Interest expense and amortization of deferred financing costs(b)	$137	to	$142	$542	to	$572
FFO(a)	$394	to	$399	$1,623	to	$1,653
AFFO(a)	$433	to	$438	$1,805	to	$1,835
Weighted-average common shares outstanding - diluted(c)	362			362

(a)	See reconciliation of this non-GAAP financial measure to net income (loss) included herein.

(b)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(c)	The assumption for second quarter 2017 and full year 2017 diluted weighted-average common shares outstanding is based on diluted common shares outstanding as of March 31, 2017.

Full Year 2017 and Second Quarter 2017 Outlook
The table below compares the results for full year 2016, the midpoint of the current full year 2017 Outlook and the midpoint of the previously provided full year 2017 Outlook for select metrics.

	Midpoint of FY 2017 Outlook to FY 2016 Actual Comparison				Previous Full Year 2017 Outlook(b)	Current Compared to Previous Outlook
($ in millions)	Current Full Year 2017 Outlook	Full Year 2016 Actual	Change	% Change
Site rental revenues	$3,488	$3,233	+$255	+8%	$3,483	+$5
Site rental gross margin	$2,402	$2,210	+$192	+9%	$2,406	-$4
Net income (loss)	$452	$357	+$95	+27%	$385	+$67
Adjusted EBITDA(a)	$2,387	$2,228	+$159	+7%	$2,373	+$14
AFFO(a)	$1,820	$1,610	+$210	+13%	$1,816	+$4
Weighted-average common shares outstanding - diluted(c)	362	341	+21	+6%	361	+1

(a)	See reconciliation of this non-GAAP financial measure to net income (loss) included herein.

(b)	As issued on January 25, 2017. Represents midpoint of Outlook.

(c)	The assumption for full year 2017 diluted weighted-average common shares outstanding is based on diluted common shares outstanding as of March 31, 2017.

•
The increase in full year 2017 Outlook primarily reflects the outperformance in the first quarter and an increase in expected gross margin contribution from network services for the remainder of the year. This increase is partially offset by higher anticipated site rental costs of approximately $10 million for additional employees and sustaining capital expenditures of approximately $5 million related to additional office space necessary to increase our small cell production to deliver on contracts to build 25,000 new small cell nodes in 2018 and beyond.

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The chart below reconciles the components of expected growth from 2016 to 2017 in site rental revenues of $240 million to $270 million, including expected Organic Contribution to Site Rental Revenues of approximately $140 million to $170 million.

•	The chart below reconciles the components of expected growth in AFFO from 2016 to 2017 of approximately $210 million at the midpoint.

•	Network services gross margin contribution for full year 2017 is expected to be approximately $255 million to $270 million.

•
The current full year 2017 Outlook does not include contribution from the recently announced acquisition of Wilcon Holdings LLC ("Wilcon"), which is expected to close in the third quarter of 2017. In the first full year of Crown Castle’s ownership, Wilcon is expected to contribute approximately $40 million to gross margin and approximately

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$10 million of general and administrative expenses. Crown Castle anticipates financing the transaction consistent with maintaining its current investment grade credit metrics.

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Compared to first quarter 2017, the midpoint of second quarter 2017 Outlook for site rental gross margin, Adjusted EBITDA and AFFO are expected to be impacted by certain seasonal or timing items, including approximately $6 million, $8 million and $9 million of higher repair and maintenance expense, sustaining capital expenditures and cash tax payments, respectively.

•	Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Tuesday, April 25, 2017, at 10:30 a.m. Eastern time. The conference call may be accessed by dialing 877-852-6561 and asking for the Crown Castle call (access code 3891737) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1:30 p.m. Eastern time on Tuesday, April 25, 2017, through 1:30 p.m. Eastern time on Monday, July 24, 2017, and may be accessed by dialing 888-203-1112 and using access code 3891737. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 27,500 route miles of fiber supporting small cells, Crown Castle is the nation's largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), Funds from Operations ("FFO"), and Organic Contribution to Site Rental Revenues, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our measures of Adjusted EBITDA, AFFO, FFO, Organic Contribution to Site Rental Revenues, Segment Site Rental Gross Margin, Segment Network Services and Other Gross Margin and Segment Operating Profit may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or other REITs. Our definition of FFO is consistent with guidelines from the National Association of Real Estate Investment Trusts with the exception of the impact of income taxes in periods prior to our REIT conversion.
Adjusted EBITDA, AFFO, FFO, and Organic Contribution to Site Rental Revenues are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:

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Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the wireless infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

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AFFO is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock) and (2) sustaining capital expenditures, and exclude the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that the Company uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment.

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FFO is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). FFO is not a key performance indicator used by the Company. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.

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Organic Contribution to Site Rental Revenues is useful to investors or other interested parties in understanding the components of the year-over year changes in our site rental revenues computed in accordance with GAAP. Management uses the Organic Contribution to Site Rental Revenues to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, new leasing activities and customer non-renewals in our core business, as well to forecast future results. Organic Contribution to Site Rental Revenues is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.

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In addition to the non-GAAP financial measures used herein, we also provide Segment Site Rental Gross Margin, Segment Network Services and Other Gross Margin and Segment Operating Profit, which are key measures used by management to evaluate our operating segments for purposes of making decisions about allocating capital and assessing performance. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as capital expenditures.
We define our non-GAAP financial measures and other measures as follows:
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, gains (losses) on foreign currency swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of a change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense.
Adjusted Funds from Operations. We define Adjusted Funds from Operations as FFO before straight-lined revenue, straight-line expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, gains (losses) on foreign currency swaps, acquisition and integration costs, and adjustments for noncontrolling interests, and less capital improvement capital expenditures and corporate capital expenditures.
Funds from Operations. We define Funds from Operations as net income plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends, and is a measure of funds from operations attributable to CCIC common stockholders.
Organic Contribution to Site Rental Revenues. We define the Organic Contribution to Site Rental Revenues as the sum of the change in GAAP site rental revenues related to (1) new leasing activity including revenues from the construction of small cells and the impact of prepaid rent, (2) escalators and less (3) non-renewals of customer contracts.
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They consist of (1) improvements to existing wireless infrastructure and construction of new wireless infrastructure (collectively referred to as "revenue generating") and (2) purchases of land assets under towers as we seek to manage our interests in the land beneath our towers.
Sustaining capital expenditures. We define sustaining capital expenditures as either (1) corporate related capital improvements, such as buildings, information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.
Segment Site Rental Gross Margin. We define Segment Site Rental Gross Margin as segment site rental revenues less segment site rental cost of operations, excluding stock-based compensation expense and prepaid lease purchase price adjustments recorded in cost of operations.
Segment Network Services and Other Gross Margin. We define Segment Network Services and Other Gross Margin as segment network services and other revenues less segment network services and other cost of operations, excluding stock-based compensation expense recorded in cost of operations.
Segment Operating Profit. We define Segment Operating Profit as segment revenues less segment cost of operations and segment general and administrative expenses, excluding stock-based compensation expense and prepaid lease purchase price adjustments recorded in cost of operations.
The tables set forth below reconcile the non-GAAP financial measures used herein to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures and Other Calculations:

Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Twelve Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
(in millions)
Net income (loss)	$119.1	$47.8	$357.0
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	0.6	8.0	34.5
Acquisition and integration costs	5.7	5.6	17.5
Depreciation, amortization and accretion	288.5	277.9	1,108.6
Amortization of prepaid lease purchase price adjustments	5.1	5.2	21.3
Interest expense and amortization of deferred financing costs(a)	134.5	126.4	515.0
Gains (losses) on retirement of long-term obligations	3.5	30.6	52.3
Interest income	(0.4)	(0.2)	(0.8)
Other income (expense)	(4.6)	3.3	8.8
Benefit (provision) for income taxes	4.4	3.9	16.9
Stock-based compensation expense	24.9	30.7	96.5
Adjusted EBITDA(b)(c)	$581.4	$539.1	$2,227.5

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of our definition of Adjusted EBITDA.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

Reconciliation of Current Outlook for Adjusted EBITDA:

	Q2 2017			Full Year 2017
(in millions)	Outlook			Outlook
Net income (loss)	$90	to	$110	$427	to	$477
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$9	to	$11	$26	to	$36
Acquisition and integration costs	$4	to	$8	$15	to	$25
Depreciation, amortization and accretion	$288	to	$302	$1,170	to	$1,200
Amortization of prepaid lease purchase price adjustments	$4	to	$6	$19	to	$21
Interest expense and amortization of deferred financing costs(a)	$137	to	$142	$542	to	$572
Gains (losses) on retirement of long-term obligations	$0	to	$0	$4	to	$4
Interest income	$(1)	to	$1	$(2)	to	$2
Other income (expense)	$(1)	to	$3	$(3)	to	$(1)
Benefit (provision) for income taxes	$3	to	$7	$15	to	$23
Stock-based compensation expense	$25	to	$27	$97	to	$102
Adjusted EBITDA(b)(c)	$584	to	$589	$2,372	to	$2,402

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of our definition of Adjusted EBITDA.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Twelve Months Ended
(in millions)	March 31, 2017	March 31, 2016	December 31, 2016
Net income (loss)	$119.1	$47.8	$357.0
Real estate related depreciation, amortization and accretion	281.2	271.5	1,082.1
Asset write-down charges	0.6	8.0	34.5
Dividends on preferred stock	—	(11.0)	(44.0)
FFO(a)(b)(c)(d)	$400.9	$316.3	$1,429.5

FFO (from above)	$400.9	$316.3	$1,429.5
Adjustments to increase (decrease) FFO:
Straight-lined revenue	(1.3)	(17.3)	(47.4)
Straight-lined expense	23.2	23.8	94.2
Stock-based compensation expense	24.9	30.7	96.5
Non-cash portion of tax provision	3.6	1.8	7.3
Non-real estate related depreciation, amortization and accretion	7.4	6.4	26.5
Amortization of non-cash interest expense	2.8	4.2	14.3
Other (income) expense	(4.6)	3.3	8.8
Gains (losses) on retirement of long-term obligations	3.5	30.6	52.3
Acquisition and integration costs	5.7	5.6	17.5
Capital improvement capital expenditures	(6.9)	(6.4)	(42.8)
Corporate capital expenditures	(9.2)	(3.7)	(46.9)
AFFO(a)(b)(c)(d)	$450.2	$395.2	$1,609.9

(a)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of our definitions of FFO and AFFO.

(b)	FFO and AFFO are reduced by cash paid for preferred stock dividends.

(c)
Diluted weighted-average common shares outstanding were 361.7 million, 334.9 million and 340.9 million for the three months ended March 31, 2017 and 2016, and the twelve months ended December 31, 2016, respectively.

(d)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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Reconciliation of Current Outlook for FFO and AFFO:

	Q2 2017			Full Year 2017
(in millions)	Outlook			Outlook
Net income (loss)	$90	to	$110	$427	to	$477
Real estate related depreciation, amortization and accretion	$283	to	$293	$1,146	to	$1,166
Asset write-down charges	$9	to	$11	$26	to	$36
FFO(a)(b)(c)	$394	to	$399	$1,623	to	$1,653

FFO (from above)	$394	to	$399	$1,623	to	$1,653
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(2)	to	$3	$6	to	$21
Straight-lined expense	$21	to	$26	$81	to	$96
Stock-based compensation expense	$25	to	$27	$97	to	$102
Non-cash portion of tax provision	$(7)	to	$(2)	$(4)	to	$6
Non-real estate related depreciation, amortization and accretion	$5	to	$9	$24	to	$34
Amortization of non-cash interest expense	$2	to	$5	$8	to	$14
Other (income) expense	$(1)	to	$2	$(3)	to	$(1)
Gains (losses) on retirement of long-term obligations	$0	to	$0	$4	to	$4
Acquisition and integration costs	$4	to	$8	$15	to	$25
Capital improvement capital expenditures	$(14)	to	$(9)	$(41)	to	$(31)
Corporate capital expenditures	$(15)	to	$(10)	$(54)	to	$(44)
AFFO(a)(b)(c)	$433	to	$438	$1,805	to	$1,835

(a)	The assumption for second quarter 2017 and full year 2017 diluted weighted-average common shares outstanding is 362 million based on diluted common shares outstanding as of March 31, 2017.

(b)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion for our definitions of FFO and AFFO.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued			Previously Issued
	Q1 2017			Full Year 2017
(in millions)	Outlook			Outlook
Net income (loss)	$88	to	$108	$360	to	$410
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$9	to	$11	$35	to	$45
Acquisition and integration costs	$5	to	$8	$19	to	$24
Depreciation, amortization and accretion	$288	to	$303	$1,217	to	$1,243
Amortization of prepaid lease purchase price adjustments	$4	to	$6	$20	to	$22
Interest expense and amortization of deferred financing costs	$132	to	$137	$540	to	$570
Interest income	$(1)	to	$0	$(1)	to	$1
Other income (expense)	$(1)	to	$2	$2	to	$4
Benefit (provision) for income taxes	$2	to	$6	$14	to	$22
Stock-based compensation expense	$23	to	$25	$96	to	$101
Adjusted EBITDA(a)(b)	$575	to	$580	$2,358	to	$2,388

(a)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of our definition of Adjusted EBITDA.

(b)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued			Previously Issued
	Q1 2017			Full Year 2017
(in millions)	Outlook			Outlook
Net income (loss)	$88	to	$108	$360	to	$410
Real estate related depreciation, amortization and accretion	$282	to	$295	$1,193	to	$1,214
Asset write-down charges	$9	to	$11	$35	to	$45
FFO(a)(b)(c)	$395	to	$400	$1,616	to	$1,646

FFO (from above)	$395	to	$400	$1,616	to	$1,646
Adjustments to increase (decrease) FFO:
Straight-line revenue	$(4)	to	$1	$8	to	$23
Straight-line expense	$21	to	$26	$80	to	$95
Stock-based compensation expense	$23	to	$25	$96	to	$101
Non-cash portion of tax provision	$0	to	$5	$(3)	to	$12
Non-real estate related depreciation, amortization and accretion	$6	to	$8	$24	to	$29
Amortization of non-cash interest expense	$3	to	$6	$11	to	$17
Other (income) expense	$(1)	to	$2	$2	to	$4
Acquisition and integration costs	$5	to	$8	$19	to	$24
Capital improvement capital expenditures	$(16)	to	$(11)	$(50)	to	$(45)
Corporate capital expenditures	$(7)	to	$(2)	$(36)	to	$(31)
AFFO(a)(b)(c)	$440	to	$445	$1,801	to	$1,831

(a)	Previously issued first quarter 2017 and full year 2017 outlook assumes diluted common shares outstanding as of December 31, 2016 of approximately 361 million shares.

(b)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion for our definitions of FFO and AFFO.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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The components of changes in site rental revenues for the quarters ended March 31, 2017 and 2016 are as follows:

	Three Months Ended March 31,
(in millions)	2017	2016
Components of changes in site rental revenues(f):
Prior year site rental revenues exclusive of straight-line associated with fixed escalators(a)(c)	$782	$701

New leasing activity(a)(c)	41	47
Escalators	21	23
Non-renewals	(28)	(16)
Organic Contribution to Site Rental Revenues(d)	34	54
Straight-lined revenues associated with fixed escalators	1	17
Acquisitions and builds(b)	40	27
Other	—	—
Total GAAP site rental revenues	$857	$799

Year-over-year changes in revenue:
Reported GAAP site rental revenues	7.3%
Organic Contribution to Site Rental Revenues(d)(e)	4.3%

(a)	Includes revenues from amortization of prepaid rent in accordance with GAAP.

(b)
The financial impact of acquisitions, as measured by the initial contribution, and tower builds is excluded from Organic Contribution to Site Rental Revenues until the one-year anniversary of the acquisition or build.

(c)	Includes revenues from the construction of new small cell nodes, exclusive of straight-lined revenues related to fixed escalators.

(d)	See "Non-GAAP Financial Measures and Other Calculations" herein.

(e)
Calculated as the percentage change from prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalations compared to Organic Contribution to Site Rental Revenues for the current period.

(f)
Additional information regarding Crown Castle's site rental revenues including projected revenue from customer licenses, tenant non-renewals, straight-lined revenues and prepaid rent is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

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News Release continued:	Page 13

The components of the changes in site rental revenues for the year ending December 31, 2017 are forecasted as follows:

(in millions)	Full Year 2017 Outlook	Full Year 2016
Components of changes in site rental revenues(g):
Prior year site rental revenues exclusive of straight-line associated with fixed escalators(a)(c)	$3,186	$2,907

New leasing activity(a)(c)	155 - 175	174
Escalators	80 - 85	89
Non-renewals	(95) - (90)	(74)
Organic Contribution to Site Rental Revenues(d)	140 - 170	189
Straight-lined revenues associated with fixed escalators	(20) - (10)	47
Acquisitions and builds(b)	160	90
Other	—	—
Total GAAP site rental revenues	$3,473 - $3,503	$3,233

Year-over-year changes in revenue:(f)
Reported GAAP site rental revenues	7.9%
Organic Contribution to Site Rental Revenues(d)(e)	4.9%

(a)	Includes revenues from amortization of prepaid rent in accordance with GAAP.

(b)
The financial impact of acquisitions, as measured by the initial contribution, and tower builds is excluded from Organic Contribution to Site Rental Revenues until the one-year anniversary of the acquisition or build.

(c)	Includes revenues from the construction of new small cell nodes, exclusive of straight-lined revenues related to fixed escalators.

(d)	See "Non-GAAP Financial Measures and Other Calculations" herein.

(e)
Calculated as the percentage change from prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalations compared to Organic Contribution to Site Rental Revenues for the current period.

(f)	Calculated based on midpoint of Full Year 2017 Outlook.

(g)
Additional information regarding Crown Castle's site rental revenues including projected revenue from customer licenses, tenant non-renewals, straight-lined revenues and prepaid rent is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

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News Release continued:	Page 14

Components of Historical Interest Expense and Amortization of Deferred Financing Costs:

	For the Three Months Ended
(in millions)	March 31, 2017	March 31, 2016
Interest expense on debt obligations	$131.7	$122.2
Amortization of deferred financing costs and adjustments on long-term debt, net	4.6	5.1
Other, net	(1.7)	(0.9)
Interest expense and amortization of deferred financing costs	$134.5	$126.4

Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs:

	Q2 2017			Full Year 2017
(in millions)	Outlook			Outlook
Interest expense on debt obligations	$136	to	$138	$538	to	$553
Amortization of deferred financing costs and adjustments on long-term debt, net	$4	to	$7	$17	to	$21
Other, net	$(2)	to	$(2)	$(9)	to	$(7)
Interest expense and amortization of deferred financing costs	$137	to	$142	$542	to	$572

Debt balances and maturity dates as of March 31, 2017 are as follows:

(in millions)	Face Value	Final Maturity
Bank debt - variable rate:
2016 Revolver	$335.0	Jan. 2022
2016 Term Loan A	2,447.1	Jan. 2022
Total bank debt	2,782.1
Securitized debt - fixed rate:
Secured Notes, Series 2009-1, Class A-1(a)	47.6	Aug. 2019
Secured Notes, Series 2009-1, Class A-2(a)	70.0	Aug. 2029
Tower Revenue Notes, Series 2010-3(b)	1,250.0	Jan. 2040
Tower Revenue Notes, Series 2010-6(b)	1,000.0	Aug. 2040
Tower Revenue Notes, Series 2015-1(b)	300.0	May 2042
Tower Revenue Notes, Series 2015-2(b)	700.0	May 2045
Total securitized debt	3,367.6
Bonds - fixed rate:
5.250% Senior Notes	1,650.0	Jan. 2023
3.849% Secured Notes	1,000.0	Apr. 2023
4.875% Senior Notes	850.0	Apr. 2022
3.400% Senior Notes	850.0	Feb. 2021
4.450% Senior Notes	900.0	Feb. 2026
3.700% Senior Notes	750.0	June 2026
2.250% Senior Notes	700.0	Sept. 2021
4.000% Senior Notes	500.0	Mar. 2027
Total bonds	7,200.0
Capital leases and other obligations	233.9	Various
Total Debt	$13,583.6
Less: Cash and Cash Equivalents(c)	$205.2
Net Debt	$13,378.4

(a)
The Senior Secured Notes, Series 2009-1, Class A-1 principal amortizes during the period beginning January 2010 and ending in 2019 and the Senior Secured Notes, 2009-1, Class A-2 principal amortizes during the period beginning in 2019 and ending in 2029.

(b)
The Senior Secured Tower Revenue Notes, Series 2010-3 and 2010-6 have anticipated repayment dates in 2020. The Senior Secured Tower Revenue Notes, Series 2015-1 and 2015-2 have anticipated repayment dates in 2022 and 2025, respectively.

(c)	Excludes restricted cash.

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News Release continued:	Page 15

Net Debt to Last Quarter Annualized Adjusted EBITDA is computed as follows:

(in millions)	For the Three Months Ended March 31, 2017
Total face value of debt	$13,583.6
Ending cash and cash equivalents(a)	205.2
Total Net Debt	$13,378.4

Adjusted EBITDA for the three months ended March 31, 2017	$581.4
Last quarter annualized adjusted EBITDA	2,325.6
Net Debt to Last Quarter Annualized Adjusted EBITDA	5.8	x	(b)

(a)	Excludes restricted cash.

(b)	The Net Debt to Last Quarter Annualized Adjusted EBITDA calculation does not give effect to a full quarter of ownership of FiberNet, as this acquisition closed on January 17, 2017.

Components of Capital Expenditures:

	For the Three Months Ended
(in millions)	March 31, 2017				March 31, 2016
	Towers	Small Cells	Other	Total	Towers	Small Cells	Other	Total
Discretionary:
Purchases of land interests	$21.1	$—	$—	$21.1	$21.3	$—	$—	$21.3
Wireless infrastructure construction and improvements	73.9	151.3	—	225.2	83.5	78.6	—	162.1
Sustaining:
Capital improvement and corporate	6.5	2.9	6.7	16.1	6.3	1.6	2.3	10.2
Total	$101.5	$154.2	$6.7	$262.4	$111.0	$80.2	$2.3	$193.5

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News Release continued:	Page 16

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include our Outlook and plans, projections, and estimates regarding (1) potential benefits, returns and shareholder value which may be derived from our business, assets, investments, dividends and acquisitions, including on a long-term basis, (2) our strategy, strategic position and strength of our business, (3) carrier network investments and upgrades, and the benefits which may be derived therefrom, (4) demand for mobile data and wireless connectivity and the benefits which may be derived therefrom, (5) our growth and long-term prospects, (6) leasing activity, pipeline of deployment commitments for our wireless infrastructure and our ability to respond to, deploy or produce with respect thereto, (7) our investments, including in towers, small cells, our capabilities and other assets, and the potential growth, returns and benefits therefrom, (8) our annual small cell node production, (9) our dividends, including our dividend plans and the amount and growth of our dividends, (10) demand for our wireless infrastructure and services, (11) our capital structure, (12) tenant non-renewals, including the impact and timing thereof, (13) capital expenditures, including sustaining capital expenditures, (14) seasonal and timing items, including repair and maintenance expense, sustaining capital expenditures and tax payments, (15) straight-line adjustments, (16) expenses and cost structure, (17) site rental revenues, (18) site rental cost of operations, (19) site rental gross margin, (20) network services gross margin, (21) net income (loss), (22) Adjusted EBITDA, (23) interest expense and amortization of deferred financing costs, (24) FFO, (25) AFFO, (26) Organic Contribution to Site Rental Revenues and Organic Contribution to Site Rental Revenue growth, (27) our common shares outstanding, including on a diluted basis and (28) the utility of certain financial measures, including non-GAAP financial measures. Such forward-looking statements are subject to certain risks, uncertainties and assumptions prevailing market conditions and the following:

•
Our business depends on the demand for our wireless infrastructure, driven primarily by demand for wireless connectivity, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues or reduce demand for our wireless infrastructure and network services.

•
The business model for small cells contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify or manage those operational risks, such operations may produce results that are less than anticipated.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	As a result of competition in our industry, we may find it more difficult to achieve favorable rental rates on our new or renewing tenant leases.

•	New technologies may reduce demand for our wireless infrastructure or negatively impact our revenues.

•
The expansion and development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.

•	If we fail to retain rights to our wireless infrastructure, including the land interests under our towers, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.

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News Release continued:	Page 17

•
Certain provisions of our restated certificate of incorporation, amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be vulnerable to security breaches that could adversely affect our business, operations, and reputation.

•
Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.

•
Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the US Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•
Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•	REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. As used in this release, the term "including," and any variation thereof, means "including without limitation."

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News Release continued:	Page 18

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands, except share amounts)

	March 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$205,192	$567,599
Restricted cash	115,128	124,547
Receivables, net	302,697	373,532
Prepaid expenses	153,337	128,721
Other current assets	140,095	130,362
Total current assets	916,449	1,324,761
Deferred site rental receivables	1,310,233	1,317,658
Property and equipment, net	10,293,693	9,805,315
Goodwill	6,530,001	5,757,676
Other intangible assets, net	3,894,362	3,650,072
Long-term prepaid rent and other assets, net	832,104	819,610
Total assets	$23,776,842	$22,675,092

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$154,753	$188,516
Accrued interest	84,218	97,019
Deferred revenues	366,758	353,005
Other accrued liabilities	183,584	221,066
Current maturities of debt and other obligations	112,882	101,749
Total current liabilities	902,195	961,355
Debt and other long-term obligations	13,380,091	12,069,393
Other long-term liabilities	2,131,076	2,087,229
Total liabilities	16,413,362	15,117,977
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $.01 par value; 600,000,000 shares authorized; shares issued and outstanding: March 31, 2017—361,355,043 and December 31, 2016—360,536,659	3,614	3,605
Additional paid-in capital	10,968,564	10,938,236
Accumulated other comprehensive income (loss)	(5,713)	(5,888)
Dividends/distributions in excess of earnings	(3,602,985)	(3,378,838)
Total equity	7,363,480	7,557,115
Total liabilities and equity	$23,776,842	$22,675,092

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News Release continued:	Page 19

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Net revenues:
Site rental	$856,936	$799,294
Network services and other	159,006	135,090
Net revenues	1,015,942	934,384
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	265,017	252,621
Network services and other	98,808	80,971
General and administrative	100,724	97,581
Asset write-down charges	645	7,959
Acquisition and integration costs	5,650	5,638
Depreciation, amortization and accretion	288,549	277,875
Total operating expenses	759,393	722,645
Operating income (loss)	256,549	211,739
Interest expense and amortization of deferred financing costs	(134,487)	(126,378)
Gains (losses) on retirement of long-term obligations	(3,525)	(30,550)
Interest income	370	174
Other income (expense)	4,600	(3,273)
Income (loss) before income taxes	123,507	51,712
Benefit (provision) for income taxes	(4,369)	(3,872)
Net income (loss)	119,138	47,840
Dividends on preferred stock	—	(10,997)
Net income (loss) attributable to CCIC common stockholders	$119,138	$36,843

Net income (loss) attributable to CCIC common stockholders, per common share:
Net income (loss) attributable to CCIC common stockholders, basic	$0.33	$0.11
Net income (loss) attributable to CCIC common stockholders, diluted	$0.33	$0.11

Weighted-average common shares outstanding (in thousands):
Basic	360,832	334,155
Diluted	361,727	334,929

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News Release continued:	Page 20

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$119,138	$47,840
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	288,549	277,875
Gains (losses) on retirement of long-term obligations	3,525	30,550
Amortization of deferred financing costs and other non-cash interest	2,836	4,211
Stock-based compensation expense	22,226	19,895
Asset write-down charges	645	7,959
Deferred income tax benefit (provision)	149	1,860
Other non-cash adjustments, net	(4,440)	2,166
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(61,096)	17,426
Decrease (increase) in assets	74,560	27,874
Net cash provided by (used for) operating activities	446,092	437,656
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(1,497,253)	(22,029)
Capital expenditures	(262,415)	(193,489)
Net (payments) receipts from settled swaps	(328)	8,141
Other investing activities, net	(3,145)	(369)
Net cash provided by (used for) investing activities	(1,763,141)	(207,746)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	997,890	3,496,901
Principal payments on debt and other long-term obligations	(28,738)	(14,152)
Purchases and redemptions of long-term debt	—	(2,876,390)
Borrowings under revolving credit facility	1,405,000	2,065,000
Payments under revolving credit facility	(1,070,000)	(2,980,000)
Payments for financing costs	(6,761)	(27,421)
Net proceeds from issuance of capital stock	21,937	323,798
Purchases of capital stock	(22,005)	(24,354)
Dividends/distributions paid on common stock	(348,146)	(299,090)
Dividends paid on preferred stock	—	(10,997)
Net (increase) decrease in restricted cash	5,039	1,113
Net cash provided by (used for) financing activities	954,216	(345,592)
Net increase (decrease) in cash and cash equivalents - continuing operations	(362,833)	(115,682)
Discontinued operations:
Net cash provided by (used for) investing activities	—	113,150
Net increase (decrease) in cash and cash equivalents - discontinued operations	—	113,150
Effect of exchange rate changes	426	(576)
Cash and cash equivalents at beginning of period	567,599	178,810
Cash and cash equivalents at end of period	$205,192	$175,702
Supplemental disclosure of cash flow information:
Interest paid	144,452	111,469
Income taxes paid	796	6,773

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News Release continued:	Page 21

CROWN CASTLE INTERNATIONAL CORP. SEGMENT OPERATING RESULTS (UNAUDITED) (in thousands)

SEGMENT OPERATING RESULTS
	Three Months Ended March 31, 2017				Three Months Ended March 31, 2016
	Towers	Small Cells	Other	Consolidated Total	Towers	Small Cells	Other	Consolidated Total
Segment site rental revenues	$716,536	$140,400		$856,936	$702,840	$96,454		$799,294
Segment network services and other revenue	149,615	9,391		159,006	125,010	10,080		135,090
Segment revenues	866,151	149,791		1,015,942	827,850	106,534		934,384
Segment site rental cost of operations	209,464	47,246		256,710	204,565	37,483		242,048
Segment network services and other cost of operations	88,936	8,229		97,165	69,989	8,035		78,024
Segment cost of operations(a)	298,400	55,475		353,875	274,554	45,518		320,072
Segment site rental gross margin(b)	507,072	93,154		600,226	498,275	58,971		557,246
Segment network services and other gross margin(b)	60,679	1,162		61,841	55,021	2,045		57,066
Segment general and administrative expenses(a)	23,760	17,689	39,206	80,655	23,599	15,522	36,071	75,192
Segment operating profit(b)	543,991	76,627	(39,206)	581,412	529,697	45,494	(36,071)	539,120
Stock-based compensation expense			24,942	24,942			30,705	30,705
Depreciation, amortization and accretion			288,549	288,549			277,875	277,875
Interest expense and amortization of deferred financing costs			134,487	134,487			126,378	126,378
Other (income) expenses to reconcile to income (loss) before income taxes(c)			9,927	9,927			52,450	52,450
Income (loss) before income taxes				$123,507				$51,712

(a)
Segment cost of operations exclude (1) stock-based compensation expense of $4.9 million and $8.3 million for the three months ended March 31, 2017 and 2016, respectively and (2) prepaid lease purchase price adjustments of $5.1 million and $5.2 million for the three months ended March 31, 2017 and 2016, respectively. Segment general and administrative expenses exclude stock-based compensation expense of $20.1 million and $22.4 million for the three months ended March 31, 2017 and 2016, respectively.

(b) See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of our definitions of segment site rental gross margin, segment network service and other gross margin and segment operating profit.

(c)	See condensed consolidated statement of operations for further information.

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